EXHIBIT 4.4

ANTI-DILUTION AGREEMENT

ANTI-DILUTION AGREEMENT, dated March 28, 2008, among Travel Hunt Holdings, Inc., a Delaware Corporation (the “Company”), and Fountainhead Capital Management Limited (“Fountainhead”). The Company and Fountainhead are each referred to herein as a “Party,” and are collectively referred to herein as the “Parties”.

BACKGROUND

Fountainhead is the controlling stockholder of the Company. The Company is a publicly-traded shell company whose common stock is quoted on the over-the-counter bulletin board.

The Parties desire to effectuate a reverse acquisition transaction (the “Reverse Merger”) whereby the Company will issue to the shareholder of Willsky Development Limited, a British Virgin Islands corporation (“Willsky”), 94,908,650 shares of its common stock in exchange for all of the issued and outstanding capital stock of Willsky. Willsky owns all of the equity of Tianjin SingOcean Public Utility Development Co., Ltd. (“SingOcean”). SingOcean is a vertically integrated natural gas company engaged in the development of natural gas distribution networks, the distribution of natural gas to residential and industrial customers in small and medium sized cities in China and the exploration and recovery of natural gas reserves.

In addition, concurrently with the Reverse Merger, Fountainhead will surrender to the Company 1,700,000 shares of the common stock of the Company for cancellation in exchange for $561,000 payable through the delivery of a six month Convertible Promissory Note (the “Note”). After redemption of the 1,700,000 shares by the Company, Fountainhead would retain 4,250,000 shares of the Company’s common stock (the “Fountainhead Shares”).

The Parties originally contemplated that the Company would sell securities for gross proceeds of at least $8,000,000 in a private placement (a “PIPE,” it being understood that for purposes of this Agreement, “PIPE” means a private placement with gross proceeds of at least $8,000,000) simultaneously with the closing of the Reverse Merger. The Parties understood that the PIPE would occur at a valuation such that the Fountainhead Shares would have a value (valued at the valuation used for the PIPE) equal to $637,500 (the “Aggregate Fountainhead Share Target”). The Company desires to close the Reverse Merger without simultaneously closing the PIPE. Fountainhead is willing to permit the Company to close the Reverse Merger without simultaneously closing the PIPE so long as there is an adjustment in the number of Fountainhead Shares if the PIPE closes at a valuation (the “PIPE Valuation”) that results in the Fountainhead Shares not meeting the Aggregate Fountainhead Share Target. If the PIPE Valuation results in the Fountainhead Shares having a value that is less than the Aggregate Fountainhead Share Target, then the Company will issue to Fountainhead a number of shares of its Common Stock held by the Company such that the Fountainhead Shares plus the additional shares issued by the Company will have a value equal to the Aggregate Fountainhead Share Target. If, on the other hand, the PIPE Valuation results in the Fountainhead Shares being equal to more than the Aggregate Fountainhead Share Target, then Fountainhead will surrender to the Company for cancellation a number of Fountainhead Shares such that the remaining Fountainhead Shares retained by Fountainhead (the “Retained Fountainhead Shares”) have a value that is equal to the Aggregate Fountainhead Share Target.

As a condition to consummating the Reverse Merger, the Parties are entering into this Agreement to govern the anti-dilution adjustment described above that may be required upon the consummation of the PIPE.

AGREEMENT

NOW, THEREFORE, for the mutual promises herein contained and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be bound, hereby agree as follows:

1.  Anti-Dilution Adjustment in Favor of Fountainhead. If the PIPE Valuation results in the Fountainhead Shares having a value (determined based upon the PIPE Valuation) that is less than the Aggregate Fountainhead Share Target, then the Company shall issue promptly (and in any event within ten (10) days) to Fountainhead a number of shares of the Company’s common stock such that the Fountainhead Shares plus the additional shares issued by the Company will have a value (determined based on the PIPE Valuation) equal to the Aggregate Fountainhead Share Target. Notwithstanding the foregoing, if, at the time that any shares are issuable by the Company to Fountainhead pursuant to this Agreement, there is insufficient authorized shares of the Company’s common stock available for issuance to Fountainhead, then the Company shall be obligated to use its best efforts to promptly amend its certificate of incorporation to authorize additional shares of its common stock such that there will be sufficient authorized shares of the Company’s common stock to include all of the shares issuable hereunder and the Company's obligation to issue shares hereunder shall be tolled until such amendment becomes effective.

2.  Anti-Dilution Adjustment in Favor of the Company. If the PIPE Valuation results in the Fountainhead Shares being equal to more than the Aggregate Fountainhead Share Target, then Fountainhead shall surrender promptly (and in any event within ten (10) days) to the Company for cancellation a number of Fountainhead Shares such that the Retained Fountainhead Shares have a value (determined based on the PIPE Valuation) that is equal to the Aggregate Fountainhead Share Target.

3.  No Anti-Dilution Adjustment When Target Met. If upon the closing of the PIPE the Fountainhead Shares have a value that is equal to the Aggregate Fountainhead Share Target, then no anti-dilution adjustment shall be made hereunder.

4.  Termination. This Agreement shall automatically terminate and no anti-dilution adjustment shall be made hereunder if the Note is converted by Fountainhead for the Convertible Shares (as defined in the Note). Under no circumstances shall there be both an anti-dilution adjustment hereunder and the conversion of the Convertible Shares under the Note. If the Note is paid in cash and not converted, then this Agreement shall terminate on March 28, 2010.

5.  Miscellaneous. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, three days after being sent by prepaid certified or registered U.S. mail, or one day after being sent by overnight express courier to the address of the Party to be noticed, as set forth in any writing or document provided by the Party to be noticed to the other. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable. These terms and conditions shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions of such state. Neither Party may assign its rights or delegate its duties under this Agreement without the express prior written consent of the other Party, which consent shall not be unreasonably withheld. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first above written.

THE COMPANY:

TRAVEL HUNT HOLDINGS, INC.

By:	/s/ Geoffrey Alison
Name: Geoffrey Alison
Title: CEO and President

Address:
17th Floor, HongJi Building, JinWei
Road, HeBei District, Tianjin, China

FOUNTAINHEAD:

FOUNTAINHEAD CAPITAL
MANAGEMENT LIMITED

By:	/s/ Robert L.B. Diener
Name: Robert L.B. Diener
Title: Attorney-in-Fact

Address:
1 Portman House, Hue Street
St. Helier, Jersey, Channel Islands
JE4 5RP

[Signature Page to Fountainhead Anti-Dilution Agreement]